Exhibit 4.2

January 7, 2013

Independent Auditor’s Consent

Ladies and Gentlemen:

We consent to the incorporation by reference in the registration statement on Form F-80 of Denison Mines Corp. of our auditor’s report dated March 8, 2012, relating to the consolidated financial statements of Denison Mines Corp. as at December 31, 2011, December 31, 2010 and January 1, 2010 and for each of the two years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting of Denison Mines Corp., which appears in an Exhibit incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants